Exhibit 99.1

Avatar Reports Second Quarter 2004 Results: Software Sales Up 115% Over Q2 2003

DALLAS,  Aug. 18  /PRNewswire-FirstCall/  -- Avatar Systems,  Inc. (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a net income of $106,560 for the second quarter of 2004, up from a $17,628 net loss for Q2 2003. For the 6 months ended June 30, 2004, net income rose to $63,631 from a net loss of $15,136 for the same period of 2003.

The jump in net income is due to a 115% increase in software sales from $79,568 in Q2 of 2003, to $171,519 in Q2 of 2004. Software sales for the 6 months ended June 30, 2004, grew by 25.2% to $191,725 compared to $153,126 for the same period last year. "With oil prices at record highs, oil and gas companies are embracing new technology to improve efficiencies and make their current resources more productive," said Chuck Shreve, President of Avatar Systems. "The present activity in the energy sector, combined with Avatar's increased marketing efforts in 2003, have attracted many new customers looking to upgrade technology as a way to save their two most valuable commodities -- time and money."

Net revenues for the second quarter of 2004 were up 8% over those for Q2 2003, increasing from $431,719 to $466,203. Net revenues for the 6 months ended June 30, 2004, fell by 8.4% to $781,214 compared with $852,620 for the same period last year. The decrease is primarily attributable to lower hardware sales in the second quarter when compared with an exceptional quarter ended June 20, 2003.

Shreve anticipates Avatar's positive sales growth to continue. "Avatar remains committed to fully supporting customer needs with exceptional products and service," he said. "Our ongoing investment in research and development ensures that Avatar customers will continue to receive affordable solutions as well as the most advanced technology designed for the petroleum industry."


Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Two years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.